Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of U.S. Geothermal Inc. of our report dated March 31, 2010, relating to the financial statements of Raft River Energy I, LLC, which appears in U.S. Geothermal Inc.'s Annual Report on Form 10-K for the year ended March 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Portland, Oregon
October 28, 2010